Exhibit 8.4

21 July 2015

VeloNewco Limited	Your reference
One Fetter Lane London
Our reference
United Kingdom	SYL/HPP
EC4A 1BR	Direct line
+44 (0)20 7090 5051

Dear Sirs,

Registration Statement on Form F-4: UK Tax Section

We have acted as legal advisers to Grupo Villar Mir, S.A.U., a Spanish public limited liability company in the form of a sociedad anómina (“Grupo VM”), as to certain matters of UK tax law in connection with the FerroAtlántica Stock Exchange and the Globe Merger, as described in the registration statement filed by VeloNewco Limited with the Securities and Exchange Commission (“SEC”) on Form F-4 (Registration No. 333-203921) under the Securities Act of 1933 (the “Registration Statement”). Capitalised terms not defined herein have the meanings ascribed to them in the Registration Statement.

In that connection, we have examined the Registration Statement and such other documents as we believe to be necessary or appropriate for the purposes of this opinion.

Based upon the Registration Statement and those other documents, and subject to the limitations, assumptions and reservations set out below and in the Registration Statement, we are of the opinion that the statements set forth under the caption “Material United Kingdom Tax Consequences – Material U.K. Tax Consequences of the Globe Merger” are correct in all material respects.

Our opinion is based upon statutory, regulatory and judicial authority at the date hereof, all of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the FerroAtlántica Stock Exchange and the Globe Merger, or any inaccuracy in the documents upon which we have relied, may affect the continuing validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered under the caption “Material United Kingdom Tax Consequences – Material U.K. Tax Consequences of the Globe Merger”. We have not expressed, nor have we been asked to express, any opinion as to any law other than UK tax law.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.4 to the Registration Statement. We also consent to the references to our firm under the captions “Service of Process and Enforceability of Civil Liabilities”, “Legal Matters”, “Exhibits and Financial Statement Schedules” and “Exhibit Index” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

This opinion is provided to you in connection with the Registration Statement. We have not advised anyone other than the Company and its parent company (a “third party”) in connection with the FerroAtlántica Stock Exchange and the Globe Merger, and are under no obligation to do so. Nothing in this letter nor the delivery of it to a third party shall create or constitute a solicitor-client (or any other fiduciary) relationship between us and a third party, nor prevent us from advising and representing the Company or any of its affiliates from time to time in relation to any matters in connection with the FerroAtlántica Stock Exchange and the Globe Merger or any related or unrelated matter.

To the extent permitted by applicable law and regulation, a third party may rely on this letter only on condition that his recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,